Sheet1

Financial Institutions Series Trust
Series 1
File Number: 811-3189
CIK Number: 353281
Summit Cash Reserves Fund
For the Period Ending: 11/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six-month period ended November 30, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/16/2000	$3,560	Ew Sripps Company	6.600%	09/14/2000
06/28/2000	5,000	Deutsche Bank A.G.	5.000	06/29/2001
07/10/2000	1,500	Svenska Handelsbanken	6.980	02/08/1904
07/19/2000	5,000	Forrestal Funding Ms Tr	6.570	10/13/2000

Last Updated on 01/26/2001
By Win95 User